Exhibit 10.1

Charlotte Russe Holding, Inc.

.4645 Morena Blvd. San Diego CA 92117

July 20, 2008

Mark A. Hoffman

P.O. Box 8083

Rancho Sante Fe, CA 92067

Dear Mark:

This letter represents the agreement between Charlotte Russe Holding, Inc. (“Charlotte Russe” or the “Company”) and Mark A. Hoffman (“you” and collectively with the Company, the “Parties”) with respect to your relationships with the Company (the “Agreement”). The effective date of this Agreement is July 20, 2008 (the “Effective Date”).

1. Resignation from the Board of Directors; Retirement. At the request of the Board of Directors (the “Board”) (including as to timing) and in consideration for the Company’s commitments contained in this Agreement, you hereby resign voluntarily from the Board and terminate all your other management positions with the Company and (if applicable) its subsidiaries by retiring, both on July 20, 2008 (the “Retirement Date”). During the period between the Retirement Date and March 16, 2009, you agree at the Company’s request to be available at reasonable times by telephone to provide cooperation and transition services to the Company but for no more than 10 hours per month with the Company providing a comparable level of indemnification rights as for prior to the Retirement Date. You will not represent yourself as an agent of the Company to any third party without the Company’s written consent.

2. Accrued Obligations. Whether or not you sign this Agreement, the Parties recognize that you are already entitled to the following:

(a) Timely payment/providing of all: statutory “wages,” Company benefits (of any and all kinds), Company equity (in all forms) and reimbursable business expenses, all in accordance with the terms of the applicable pre-existing Company plans and agreements, that were/are earned/accrued up through and including the Retirement Date (or later if allowed by the underlying Company plan or policy).

(b) Your contractual severance amount of $735,000 (pursuant to the terms of your Employment Agreement (as defined below), as the Company confirms that there are no “for Cause” reasons to terminate your employment). This severance amount is payable in equal installments over a one-year period following the Retirement Date on Charlotte Russe’s normal payroll dates; provided, however, that because of the distribution delay requirements of Section 409(A)(2)(B)(i) of the Internal Revenue Code (“Code) (see paragraph 9 below), the payments of this severance amount that otherwise would be paid within the six month period following the Retirement Date will instead accrue and be paid on the first business day following the six-month anniversary of the Retirement Date and any remaining severance amount shall be paid at the same time as otherwise specified pursuant to this Agreement. Payments of this severance amount will cease when the payments made to you total the full $735,000 owed.

3. Additional Payments and Benefits. In exchange for your execution of this Agreement (which includes a release), the Company will make the following additional payments and provide the following additional benefits:

(a) The amount of $186,875 will both be made payable to and be paid to you during the first full week of January 2009.

(b) You will be reimbursed up to a maximum of $18,000 toward the total cost of your professionals’ work to help effectuate this Agreement with the Company’s professional advisors, provided that you provide evidence to the Company of payment of your professional costs by the end of August 2008, for which you will be reimbursed within 10 days of receipt of such proof.

(c) As of the Retirement Date, the Company agrees that you/ your spouse will have fully qualified for the Retirement Benefit Program, relating to your/ her retiree medical coverage. If you obtain employment after the Retirement Date which provides you and her with medical insurance coverage, you/ she must elect that coverage and promptly so advise the Company in writing. At that time that you/ she qualify for medical insurance coverage by any successor employer of yours and thereafter through the rest of your/ your spouse’s lives, the Company will provide sufficient medical insurance coverage for you and your spouse, such that the aggregate medical insurance coverage provided is commensurate with that being provided to you and your spouse on the day prior to the Retirement Date. Coverage under the Retirement Benefit Program relating to retiree medical coverage is subject to paragraph 9, below.

(d) Notwithstanding any other prior agreements to the contrary, the following terms in this paragraph also apply. On the Retirement Date, you will be entitled to retain fully vested options to purchase a total of 137,667 shares of common stock

(the “Retained Options”) of the Company granted to you under the Company’s 1999 Equity Incentive Plan, of which (i) options to purchase 104,000 shares were already fully vested prior to the Retirement Date, (ii) options to purchase 20,000 shares of common stock, that would have vested on August 9, 2008, will instead become fully vested on the Retirement Date and (iii) options to purchase 13,667 shares of common stock, that would have vested on October 1, 2008, will instead become fully vested on the Retirement Date. The Retained Options are fully exercisable in accordance with the terms of the Plan and your option award certificates, except that you will also have the right to exercise any or all of the Retained Options before and through March 16, 2009. On the Retirement Date, you will forfeit your other unvested options to purchase 147,333 shares of common stock of the Company. On the Retirement Date you will be entitled to also receive fully vested the 6,000 shares of restricted stock granted to you under the Plan that would have otherwise vested on October 1, 2008, and such shares are no longer subject to any forfeiture or other time-based limitation under the Plan or your restricted stock award agreement. On the Retirement Date, you will forfeit the remaining unvested 36,000 shares of Restricted Stock of the Company granted to you under the Plan.

(e) You may retain possession and free and clear ownership of the Company laptop computer and all associated peripherals (e.g., carrying case) that you have been most recently using in your Company work. You shall return your laptop and peripherals no later than the third business day following the Retirement Date and the Company shall have the right to remove all Company-related files from such laptop and peripherals and will deliver the laptop and peripherals to you within ten (10) days after the Retirement Date.

4. Benefit Plans. Except to the extent inconsistent with the terms of this Agreement (which govern in such case), your benefits and rights under all employee benefit plans and arrangements with Charlotte Russe will otherwise be governed by the terms and conditions of such other plans, including the Company’s stock option and restricted stock plans and arrangements.

5. Withholdings. The Company may withhold. from any payments under this agreement all taxes that the Company reasonably determines to be required to be withheld pursuant to law, regulation or ruling.

6. Releases. In consideration of Charlotte Russe’s commitment to the various arrangements described in this Agreement that are beyond those to which the Parties agree you are already entitled to receive, and except as specified in this Section 6 of this Agreement, you otherwise hereby generally and completely release the Company and its directors, officers, employees, shareholders, members, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (the “Company Releasees”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims arising from or related to the Amended and Restated Employment Agreement between you and the Company made and entered into as of January 4, 2008 (your “Employment Agreement”); (3) all claims related to your compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (4) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (5) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (6) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, and the California Fair Employment and Housing Act (as amended). The Parties further acknowledge that each has been advised by this writing that its/ his waivers and releases do not apply to any rights or claims that may arise after the execution date of this Agreement. In granting the releases herein, the Parties hereby acknowledge that each has read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” The Parties hereby each expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the Parties’ mutual releases of claims hereby.

Nevertheless, none of the waivers and releases anywhere in this Agreement shall waive, release, or limit in any way: a) your rights that are not subject to waiver by private agreement and/or are created and/or maintained in this Agreement; b) any claims arising under either state unemployment insurance (which the Company agrees this Agreement does not limit any right you may otherwise later have to such) or workers’ compensation laws; c) your rights, if any, to indemnification, duty to defend, and to be held harmless by the Company (with respect to all of your prior, existing and continuing capacities with, and efforts for, the Company) pursuant to all applicable: existing agreements or contracts in any written form, Company insurance policies, statutes, common law, corporate bylaws, articles of incorporation; d) your legally-vested rights accrued as of the Retirement Date through your employment, officership and/or Board membership under any Company or Company-sponsored agreement (e.g., the Company’s current standard Indemnification Agreement covering its senior executives), benefit or benefit plan and/or pursuant to any Company insurance policies (e.g., 401(k), various forms of insurance, stock option and/or stock grant plans and/or agreements); e) except as set forth in Section 11 below, your rights as a current and future Company shareholder and stock option holder; f) your rights to enforce the terms of this Agreement; and g) your rights regarding the Company’s or the Company’s Releasees’ acts or omissions that occur after the Effective Date.

7. Representation Concerning Filing of Legal Actions; No Knowledge of Claims. Each Party represents that, as of the date of this Agreement, he/it has not knowingly filed any lawsuits, charges, complaints, petitions, administrative claims or any other formal accusatory pleadings against the other Party or any of their associated Releasees in any court or with any governmental agency or other decision-making authority. Further, the Company hereby represents and warrants it is are unaware of any claims that it may have against you or of any reasonable basis for any such claim. Similarly, the Company is not aware of any claim or any assertion of any basis for any claim that any third party may have against you.

8. Confidentiality.

(a) You previously executed and agreed to abide by the legally enforceable provisions of the Trade Secret and Confidentiality Agreement (the “Confidentiality Agreement”) attached as Exhibit A to your Employment Agreement. You acknowledge that you will continue to be bound by sections 2, 3, 4, 6, and 7 of the Confidentiality Agreement to the extent not modified in this Agreement which is controlling. You covenant and agree that you will not disclose to any person or entity, or use or otherwise exploit for your benefit or the benefit of another person or entity, any confidential information that was disclosed to you or came within your knowledge while an employee of the Company that continues to be confidential, including but not limited to such confidential information of the Company and/or its clients, and you shall keep and hold all such confidential information completely secret and confidential.

(b) Nothing in this Agreement shall limit any rights or remedies of any Party under the California Uniform Trade Secrets Act (California Civil Code § 3426 et seq.) or otherwise available under law (e.g., California Bus. & Prof. Code Sec. 16600 and 17200).

9. Section 409A. This Agreement shall be interpreted to ensure that the payments made to you are exempt from, or comply with, Section 409A of the Internal Revenue Code (“409A”); provided, however, that nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with 409A) from you to the Company or to any other individual or entity.

(a) It is intended that the amounts payable under paragraphs 2(a)(wages, equity awards, and expenses), 3(a) (bonus), (b) (professionals’ fees), (d) (retained options), and (e) (company laptop) are exempt from 409A pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations or otherwise.

(b) With respect to amounts payable under paragraph 2(b) (severance):

(i) such amounts are payable solely upon a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i); and

(ii) such amounts are subject to delay pursuant to Code Section 409A(a)(2)(B)(i).

(c) With respect to amounts payable under paragraph 3(c) (retiree medical), to the extent such benefits are taxable:

(i) the only reimbursements of medical expenses or other medical benefits that shall be paid during the first six months following the Retirement Date are reimbursements that meet the following requirements: (A) the expenses are incurred and paid by you (or incurred by you and paid by the Company directly to the service provider on your behalf); (B) the expenses would be allowable as a deduction to you under Section 213 of the Code (disregarding the requirement that the deduction under that section apply only to expenses that exceed 7.5% of adjusted gross income); and (C) the expenses are not reimbursed from a source other than the Company.

(ii) Any benefit that is prevented from being paid by clause (i) above shall instead be paid on the first business day following the six-month anniversary of the Retirement Date.

(iii) In addition, beginning on the first business day following the six-month anniversary of the Retirement Date, retiree medical benefits shall be provided pursuant to paragraph 3(c) subject to the following requirements: (1) all benefits shall be provided pursuant to a written plan or program that provides an objectively determinable nondiscretionary description of the reimbursements or in-kind benefits provided; (2) all reimbursements shall be paid no later than the end of the calendar year following the year in which the expense was incurred; (3) the amount of in-kind benefit or reimbursable expense incurred in one year shall not affect the amount of benefit or reimbursement available in another year (except to the extent that medical expense reimbursements are subject to annual, lifetime, or similar limits under the terms of the applicable plan).

10. Nonsolicitation. You covenant and agree that for a period of one year (1) year following the Retirement Date, you will not, directly or knowingly indirectly, either for yourself or for any other person, firm, corporation or legal entity, solicit any individual who, during the term of your employment, was or is an employee of the Company or any affiliate thereof, to leave the employment of the Company or any such affiliate.

11. No Acquisitions, Beneficial Ownership, Mergers or Other Business Combination. In consideration of Charlotte Russe’s commitment to the various arrangements described in this Agreement, you agree that for a period of one year after the Retirement Date, you will not, without the prior written consent of the Company, directly or knowingly indirectly: (i) acquire (other than through the exercise of your Company stock options), or offer to acquire, by purchase or otherwise, beneficial ownership (as defined under Section 13D of the Securities Exchange Act of 1934) of any equity securities of the Company, (ii) acquire (other than through the exercise of your Company stock options), or offer to acquire, beneficial ownership of any options or other rights to acquire any equity securities of the Company (whether or not exercisable only after the passage of time or the occurrence of an event), (iii) initiate, or actively support, other than related to your potential voting of your Company shares for such, an offer to enter into any merger, business combination, sale of all or substantially all assets, or similar transaction involving the Company or any acquisition of voting control of the Company, (iv) make, or in any way participate in the making of, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any securities of the Company, (v) directly or indirectly attempt to cause the formation of, any group (as defined under Section 13D of the Securities Exchange Act of 1934) which seeks to do any of the foregoing, (vi) propose, or publicly announce or otherwise disclose any request for permission or any consent in respect of any of the foregoing (other than through the exercise of your Company stock options), or (vii) in any way to affirmatively and specifically advise, assist or encourage any other person to do any of the foregoing. Nothing in this Agreement will prevent or prohibit for instance the acquisition, receipt or exchange by you of the direct and/or beneficial ownership of any equity securities of the Company from the Company or pursuant to existing contracts to which the Company is a party.

12. Additional Covenants.

(a) Cooperation. You covenant and agree to reasonably (e.g., for reasonable payment for your time and reimbursement of your costs incurred for) cooperate with and make yourself reasonably available to Charlotte Russe or its General Counsel, as Charlotte Russe may reasonably request, to assist it in any Company matter involving your past Company knowledge, including but not limited to, providing information, giving truthful testimony in any litigation or potential litigation over which you may have knowledge, information or expertise, and signing routine documents for administrative purposes.

(b) Return of Company Property. You covenant and agree that you will promptly return any and all property of the Company (except as specified in this Agreement or otherwise allowed by applicable law), including but not limited to all such records, files, notes, memoranda, reports, work product and similar items and any manuals, drawings, sketches, plans, tape recordings, computer programs, computers, disks cassettes and other physical representations of such, whether or not constituting confidential information, and you have a continuing obligation to return to the Company any of the same that you discover over time and return of such then will not be in breach of this provision. You shall not retain any copies of any such information returned to the Company. The Company will reasonably cooperate to return to you your personal property which the Company represents it has not disturbed and will not disturb.

(c) Nondisparagement. You covenant and agree that you will not directly make any statements, written or oral (or intentionally encourage others to make any such statements) that materially, wrongfully: defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the Company, its employees, officers and directors. The Company agrees that it will not make any critical or disparaging statements about you. This non-disparagement provision shall not apply to any truthful statements, or any statements that are reasonably believed by the maker to be true, that are made (1) in response to a subpoena or other legal process, (2) to a governmental or regulatory entity (e.g., any SEC filings), (3) in any legal, arbitral, or mediation proceeding, or (4) as otherwise required by law.

(d) References. If any Company employee or management team member (including Board members) receives an inquiry from any third party, the recipient of such contact shall inform the inquiring party, except as otherwise authorized by you in writing or as required by law, that the Company’s policy permits him or her to disclose only the following information about you: (a) the facts and dates of your executive employment and director relationships; (b) your compensation levels as of the Retirement Date; (c) that you resigned from the Board and retired from the Company, and (d) that you are eligible for re-hire.

13. No Admission of Liability. By entering into this Agreement, the Parties do not admit and specifically deny, any liability or wrongdoing as to each other, and it is expressly understood and agreed that this Agreement is being entered into solely for the purposes of avoiding and amicably resolving all disputes and potential claims between the Parties.

14. Reemployment or Reinstatement. You agree that the Company has no obligation, contractual or otherwise, to rehire, reemploy or recall you in the future.

15. Entire Agreement and Severability. The Parties each agree that this Agreement may not be modified, altered or changed except by a written agreement signed by the Parties. Except as provided otherwise in this Agreement, the Parties acknowledge that this expressly constitutes the entire agreement on the matters addressed herein and except as set forth/ referenced herein, otherwise supersedes all prior agreements or understandings between the Parties with respect thereto, including without limitation the Employment Agreement. If the application of any provision of this Agreement, or any section, subsection, subdivision, sentence, clause, phrase, word or portion of this Agreement is held to be invalid or unenforceable, the remaining provisions shall remain in full force and effect.

16. Remedies. The Parties each acknowledge that damages at law would be an inadequate remedy for material breaches of Paragraphs 8, 10 and 12(c) and agree in the event of any such material breach that the injured Party may obtain temporary and permanent injunctive relief restraining the breaching Party from such material breach, and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit. Nothing contained herein shall be construed as prohibiting either Party from pursuing any other remedies available at law or equity for such material breach or threatened material breach.

17. Choice of Law and Jurisdiction. The governing law of this Agreement shall be the substantive and procedural law of the State of California, without regard to conflict of law principles, and the venue of any litigation commenced hereunder shall be San Diego, California. The Parties hereby submit to the jurisdiction of such California and federal courts with jurisdiction over that venue.

18. Notices. Notices given under this Agreement may be given by registered or certified mail, return receipt requested, or by personal delivery. In your case, mailed notices shall be addressed to you at the home address that you have then most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel. A mailed notice by either Party shall be deemed received three (3) business days after postmarked and mailed.

19. Counterparts; Exchange. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall constitute an effective and binding agreement on the part of the undersigned Parties, but all of which shall constitute one and the same instrument. This Agreement may be exchanged by hand, mail, email, or facsimile/PDF, and such shall be treated as fully enforceable upon the Agreement’s Effective Date if promptly exchanged then or thereafter.

20. No Assignment. This Assignment may not be assigned or encumbered in any way by any Party, except the Company may assign this Agreement to any bona fide successor (whether by merger, consolidation, or purchase of the Company’s stock) to all or a controlling interest in the Company’s business, in which case this Agreement shall be binding upon and inure to the benefit of such successors and assigns.

21. Authority. Each signatory expressly represents and warrants that he and/or she has the full authority and capacity to sign this Agreement on in your case, your behalf and in the case of the Company, the Company’s behalf.

22. Acknowledgment. Each Party acknowledges having carefully read this Agreement and understanding all of its terms including the full and final release of claims set forth above. Each Party further acknowledges having had adequate time to consider the terms of this Agreement and knowingly and voluntarily entered into it; that each Party has not relied upon any representation or statement, written or oral, not either set forth or referenced in this Agreement; that the only consideration for signing this Agreement is as set forth herein; that at least some of the consideration received for executing this Agreement is greater than that to which each Party may otherwise be entitled; and that this document gives each Party the opportunity and advises each Party to consult with legal counsel of each Party’s choosing and to have this Agreement reviewed by such counsel and tax advisor prior to signing it (and each Party acknowledges having done so or voluntarily choosing not to). You also acknowledge that you have seven days after signing this Agreement to revoke it in writing. Accordingly, no payments required under this Agreement shall be made until the seven (7) days following your execution of this Agreement has expired and you have not revoked this Agreement during that period. You acknowledge that revocation of this Agreement does not reinstate you as Chief Executive Officer of the Company. You further acknowledge that the revocation of this Agreement does not reinstate you as a member of the Board of Directors of the Company.

Each Party indicates that Party’s acceptance of the terms of this Agreement by signing that Party’s representative’s name in the space provided below.

ACCEPTED AND AGREED:

On behalf of Charlotte Russe Holding, Inc.

/s/ Jennifer Salopek
By:	Jennifer Salopek
Title:	Chairman of the Board

Dated: July 20, 2008

/s/ Mark A. Hoffman
Mark A. Hoffman

Dated: July 21, 2008

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